EXHIBIT 99.1

MOLECULAR PROBES, INC.

2001 STOCK INCENTIVE PLAN

as amended January 29, 2003

SECTION 1. PURPOSE

     The purpose of the Molecular Probes, Inc. 2001 Stock Incentive Plan (the “Plan”) is to enhance the long-term shareholder value of Molecular Probes, Inc., an Oregon corporation (the “Company”), by offering opportunities to selected persons to participate in the Company’s growth and success, and to encourage them to remain in the service of the Company or a Related Company (as defined in Section 2) and to acquire and maintain stock ownership in the Company.

SECTION 2. DEFINITIONS

     In the Plan:

     “Award” means any Option or Stock Award.

     “Board” means the Board of Directors of the Company.

     “Cause,” unless otherwise defined in an employment or services agreement between the Company or a Related Company and a Participant, means dishonesty, fraud, misconduct, unauthorized use or disclosure of confidential information or trade secrets, or conviction or confession of a crime punishable by law (except minor violations), in each case as determined by the Plan Administrator, and its determination shall be conclusive and binding.

     “Code” means the Internal Revenue Code of 1986, as amended from time to time.

     “Common Stock” means the common stock, no par value, of the Company.

     “Corporate Transaction” means consummation of either

     (a)  a merger or consolidation of the Company with or into any other corporation or other entity or person or

     (b)  a sale, lease, exchange or other transfer in one transaction or a series of related transactions of all or substantially all the Company’s outstanding securities or all or substantially all the Company’s assets;

     provided, however, that a Corporate Transaction shall not include a Related Party Transaction.

     “Disability,” unless otherwise defined by the Plan Administrator, means a mental or physical impairment of the Participant that is expected to result in death or that has lasted or is expected to last for a continuous period of 12 months or more and that causes the Participant to be unable, in the opinion of the Company, to perform his or her duties for the Company or a Related Company and to be engaged in any substantial gainful activity.

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     “Employment Termination Date” means, with respect to a Participant, the first day upon which the Participant no longer has an employment or service relationship with the Company or any Related Company.

     “Exchange Act” means the Securities Exchange Act of 1934, as amended.

     “Fair Market Value” means the per share value of the Common Stock as established in good faith by the Plan Administrator or, if the Common Stock is (a) listed on the Nasdaq National Market, the closing sales price for the Common Stock as reported by that market for a single trading day, or (b) listed on the New York Stock Exchange or the American Stock Exchange, the closing sales price for the Common Stock as such price is officially quoted in the composite tape of transactions on such exchange for a single trading day. If there is no such reported price for the Common Stock for the date in question, then such price on the last preceding date for which such price exists shall be determinative of Fair Market Value.

     “Grant Date” means the date on which the Plan Administrator completes the corporate action relating to the grant of an Award or such later date specified by the Plan Administrator, and on which all conditions precedent to the grant have been satisfied, provided that conditions to the exercisability or vesting of Awards shall not defer the Grant Date.

     “Incentive Stock Option” means an Option granted with the intention, as reflected in the instrument evidencing the Option, that it qualify as an “incentive stock option” as that term is defined in Section 422 of the Code.

     “Initial Public Offering” means the effective date of a registration statement (on Form S-1 or its successor) for the Common Stock.

     “Nonqualified Stock Option” means an Option other than an Incentive Stock Option.

     “Option” means the right to purchase Common Stock granted under Section 7.

     “Option Expiration Date” has the meaning set forth in Section 7.6.

     “Option Term” has the meaning set forth in Section 7.3.

     “Participant” means the person to whom an Award is granted.

     “Plan Administrator” has the meaning set forth in Section 3.1.

     “Publicly Traded” means that the Common Stock is traded on a national securities exchange or the Nasdaq National Market.

     “Related Company” means any entity that, directly or indirectly, is in control of, is controlled by, or is under common control with the Company.

     “Related Party Transaction” means (a) a merger of the Company in which the holders of shares of Common Stock immediately prior to the merger hold at least a majority of the shares of Common Stock in the Successor Corporation immediately after the merger; (b) a sale, lease,

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exchange or other transaction in one transaction or a series of related transactions of all or substantially all the Company’s assets to a wholly-owned subsidiary corporation; (c) a mere reincorporation of the Company; or (d) a transaction undertaken for the sole purpose of creating a holding company that will be owned in substantially the same proportion by the persons who held the Company’s securities immediately before such transaction.

     “Retirement,” unless otherwise defined by the Plan Administrator from time to time for purposes of the Plan, means retirement on or after the individual’s normal retirement date under the Company’s 401 (k) plan or other similar successor plan applicable to salaried employees.

     “Securities Act” means the Securities Act of 1933, as amended.

     “Stock Award” means an Award of shares of Common Stock or units denominated in Common Stock granted under Section 9, the rights of ownership of which may be subject to restrictions prescribed by the Plan Administrator.

     “Successor Corporation” has the meaning set forth in Section 12.3.1.

     “Vesting Commencement Date” means the Grant Date or such other date selected by the Plan Administrator as the date from which the Option begins to vest for purposes of Section 7.4.

SECTION 3. ADMINISTRATION

3.1 Plan Administrator

     The Plan shall be administered by the Board and/or a committee or committees (which term includes subcommittees) appointed by, and consisting of two or more members of, the Board (a “Plan Administrator”). If and so long as the Common Stock is registered under Section 12(b) or 12(g) of the Exchange Act, the Board shall consider in selecting the members of any committee acting as Plan Administrator, with respect to any persons subject or likely to become subject to Section 16 of the Exchange Act, the provisions regarding (a) “outside directors” as contemplated by Section 162(m) of the Code and (b) “nonemployee directors” as contemplated by Rule 16b-3 under the Exchange Act. Notwithstanding the foregoing, the Board may delegate the responsibility for administering the Plan with respect to designated classes of eligible persons to different committees consisting of two or more members of the Board, subject to such limitations as the Board deems appropriate. Committee members shall serve for such term as the Board may determine, subject to removal by the Board at any time.

3.2 Administration and Interpretation by Plan Administrator

     Except for the terms and conditions explicitly set forth in the Plan, the Plan Administrator shall have exclusive authority, in its discretion, to determine all matters relating to Awards under the Plan, including the selection of individuals to be granted Awards, the type of Awards, the number of shares of Common Stock subject to an Award, all terms, conditions, restrictions and limitations, if any, of an Award and the terms of any instrument that evidences the Award. The Plan Administrator shall also have exclusive authority to interpret the Plan and the terms of any instrument evidencing the Award and may from time to time adopt and change rules and

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regulations of general application for the Plan’s administration. The Plan Administrator’s interpretation of the Plan and its rules and regulations, and all actions taken and determinations made by the Plan Administrator pursuant to the Plan, shall be conclusive and binding on all parties involved or affected. The Plan Administrator may delegate administrative duties to such of the Company’s officers as it so determines

SECTION 4. STOCK SUBJECT TO THE PLAN

4.1 Authorized Number of Shares

     Subject to adjustment from time to time as provided in Section 12.1, the number of shares of Common Stock available for issuance under the Plan shall be 10,000,000 shares.

     Shares issued under the Plan shall be drawn from authorized and unissued shares or shares now held or subsequently acquired by the Company.

4.2 Reuse of Shares

     Any shares of Common Stock that have been made subject to an Award that cease to be subject to the Award (other than by reason of exercise or settlement of the Award to the extent it is exercised for or settled in shares) shall again be available for issuance in connection with future grants of Awards under the Plan. In the event shares issued under the Plan are reacquired by the Company pursuant to any forfeiture provision, right of repurchase or right of first refusal, such shares shall again be available for the purposes of the Plan; provided, that the maximum number of shares that may be issued upon the exercise of Incentive Stock Options shall equal the sum of the share numbers in Section 4.1, subject to adjustment from time to time as provided in Section 12.1.

SECTION 5. ELIGIBILITY

     An Award may be granted to any officer, director or employee of the Company or a Related Company that the Plan Administrator from time to time selects. An Award may also be granted to any consultant, agent, advisor or independent contractor who provides services to the Company or any Related Company, so long as such Participant (a) is a natural person or an alter ego entity of the natural person providing the services; (b) renders bona fide services that are not in connection with the offer and sale of the Company’s securities in a capital-raising transaction; and (c) does not directly or indirectly promote or maintain a market for the Company’s securities.

SECTION 6. AWARDS

6.1 Form and Grant of Awards

     The Plan Administrator shall have the authority, in its sole discretion, to determine the type or types of Awards to be granted under the Plan. Awards may be granted singly or in combination.

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6.2 Settlement of Awards

     The Company may settle Awards through the delivery of shares of Common Stock, the granting of replacement Awards or any combination thereof as the Plan Administrator shall determine Any Award settlement, including payment deferrals, may be subject to such conditions, restrictions and contingencies as the Plan Administrator shall determine The Plan Administrator may permit or require the deferral of any Award payment, subject to such rules and procedures as it may establish, which may include provisions for the payment or crediting of interest, or dividend equivalents, including converting such credits into deferred stock equivalents.

6.3 Acquired Company Awards

     Notwithstanding anything in the Plan to the contrary, the Plan Administrator may grant Awards under the Plan in substitution for awards issued under other plans, or assume under the Plan awards issued under other plans, if the other plans are or were plans of other acquired entities (“Acquired Entities”) (or the parent of an Acquired Entity) and the new Award is substituted, or the old award is assumed, by reason of a merger, consolidation, acquisition of property or stock, reorganization or liquidation (the “Acquisition Transaction”). In the event that a written agreement pursuant to which the Acquisition Transaction is completed is approved by the Board and said agreement sets forth the terms and conditions of the substitution for or assumption of outstanding awards of the Acquired Entity, said terms and conditions shall be deemed to be the action of the Plan Administrator without any further action by the Plan Administrator, except as may be required for compliance with Rule 16b-3 under the Exchange Act, and the persons holding such awards shall be deemed to be Participants.

SECTION 7. AWARDS OF OPTIONS

7.1 Grant of Options

     The Plan Administrator shall have the authority, in its sole discretion, to grant Options as Incentive Stock Options or as Nonqualified Stock Options, which shall be appropriately designated.

7.2 Option Exercise Price

     The exercise price for shares purchased under an Option shall be as determined by the Plan Administrator, but shall not be less than the minimum exercise price required by Section 8.3 with respect to Incentive Stock Options.

7.3 Term of Options

     Subject to earlier termination in accordance with the terms of the Plan and the instrument evidencing the Option, the maximum term of an Option (the “Option Term”) shall be as established for that Option by the Plan Administrator or, if not so established, shall be ten years from the Grant Date. For Incentive Stock Options, the Option Term shall be as specified in Section 8.4.

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7.4 Exercise of Options

     The Plan Administrator shall establish and set forth in each instrument that evidences an Option the time at which, or the installments in which, the Option shall vest and become exercisable, any of which provisions may be waived or modified by the Plan Administrator at any time. If not so established in the instrument evidencing the Option, the Option shall vest and become exercisable according to the following schedule, which may be waived or modified by the Plan Administrator at any time:

Period of Participant's Continuous
Employment or Service With the Company
or Its Related Companies From the Vesting	Portion of Total Option
Commencement Date	That Is Vested and Exercisable
After 1 year	20%

Each additional one year period of continuous service completed thereafter	An additional 20%

After 5 years	100%

     The Plan Administrator, in its sole discretion, may adjust the vesting schedule of an Option held by a Participant who works less than “full-time” as that term is defined by the Plan Administrator or who takes a Company-approved leave of absence.

     To the extent an Option has vested and become exercisable, the Option may be exercised in whole or from time to time in part by delivery to the Company of a written stock option exercise agreement or notice, in a form and in accordance with procedures established by the Plan Administrator, setting forth the number of shares with respect to which the Option is being exercised, the restrictions imposed on the shares purchased under such exercise agreement, if any, and such representations and agreements as may be required by the Plan Administrator, accompanied by payment in full as described in Section 7.5. An Option may be exercised only for whole shares and may not be exercised for less than a reasonable number of shares at any one time, as determined by the Plan Administrator.

7.5 Payment of Exercise Price

     The exercise price for shares purchased under an Option shall be paid in full to the Company by delivery of consideration equal to the product of the Option exercise price and the number of shares purchased. Such consideration must be paid before the Company will issue the shares being purchased and must be in a form or a combination of forms acceptable to the Plan Administrator for that purchase, which forms may include:

     (a)  cash;

     (b)  check;

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     (c)  tendering (either actually or, if the Common Stock is registered under Section 12(b) or 12(g) of the Exchange Act, by attestation) shares of Common Stock already owned by the Participant for at least six months (or any shorter period necessary to avoid a charge to the Company’s earnings for financial reporting purposes) that on the day prior to the exercise date have a Fair Market Value equal to the aggregate exercise price of the shares being purchased under the Option;

     (d)  if the Common Stock is registered under Section 12(b) or 12(g) of the Exchange Act, delivery of a properly executed exercise notice, together with irrevocable instructions to a brokerage firm designated by the Company to deliver promptly to the Company the aggregate amount of sale or loan proceeds to pay the Option exercise price and any withholding tax obligations that may arise in connection with the exercise, all in accordance with the regulations of the Federal Reserve Board; or

     (e)  such other consideration as the Plan Administrator may permit.

     In addition, to assist a Participant (including a Participant who is an officer or a director of the Company) in acquiring shares of Common Stock pursuant to an Award granted under the Plan, the Plan Administrator, in its sole discretion, may authorize, either at the Grant Date or at any time before the acquisition of Common Stock pursuant to the Award, (i) the payment by a Participant of the purchase price of the Common Stock by a full-recourse promissory note or (ii) the guarantee by the Company of a full-recourse loan obtained by the Participant from a third party. Subject to the foregoing, the Plan Administrator shall in its sole discretion specify the terms of any loans or loan guarantees, including the interest rate and term of and security for repayment.

     Notwithstanding any provisions herein to the contrary, if the Fair Market Value of one share of the Company’s Common Stock is greater than the exercise price (at the date of calculation as set forth below), in lieu of exercising an Option by the methods described above, the Participant may elect to receive shares equal to the value (as determined below) of his or her Option (or the portion thereof being canceled) by surrender of his or her Option at the principal office of the Company together with the properly endorsed Notice of Exercise (indicating an intent to “net exercise”) in which event the Company shall issue to Participant a number of shares of Common Stock computed using the following formula:

X =	Y (A-B)

A

Where X =	the number of shares of Common Stock to be issued to the Participant

Y =	the number of shares of Common Stock purchasable under the Option or, if only a portion of the Option is being exercised, the portion of the Option being canceled (at the date of such calculation)

A =	the Fair Market Value of one share of the Company’s Common Stock (at the date of such calculation)

B =	The exercise price (as adjusted to the date of such calculation)

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7.6 Post-Termination Exercises

     The Plan Administrator shall establish and set forth in each instrument that evidences an Option whether the Option shall continue to be exercisable, and the terms and conditions of such exercise, if the Participant ceases to be employed by, or to provide services to, the Company or a Related Company, which provisions may be waived or modified by the Plan Administrator at any time. If not so established in the instrument evidencing the Option, the Option shall be exercisable according to the following terms and conditions, which may be waived or modified by the Plan Administrator at any time:

     (a)  Any portion of an Option that is not vested and exercisable on the Employment Termination Date shall expire on such date.

     (b)  Any portion of an Option that is vested and exercisable on the Employment Termination Date shall expire on the earliest to occur of

          (i) if the Participant’s Employment Termination Date occurs for reasons other than Cause, Retirement, Disability or death, the day which is three months after such Employment Termination Date;

          (ii) if the Participant’s Employment Termination Date occurs by reason of Retirement, Disability or death, the one-year anniversary of such Employment Termination Date; and

          (iii) the last day of the Option Term (the “Option Expiration Date”).

     Notwithstanding the foregoing, if the Participant dies after his or her Employment Termination Date but while an Option is otherwise exercisable, the portion of the Option that is vested and exercisable on such Employment Termination Date shall expire upon the earlier to occur of (y) the Option Expiration Date and (z) the one-year anniversary of the date of death, unless the Plan Administrator determines otherwise.

     Also notwithstanding the foregoing, in case of termination of the Participant’s employment or service relationship for Cause, all Options granted to that Participant shall automatically expire upon first notification to the Participant of such termination, unless the Plan Administrator determines otherwise. If a Participant’s employment or service relationship with the Company is suspended pending an investigation of whether the Participant shall be terminated for Cause, all the Participant’s rights under any Option shall likewise be suspended during the period of investigation. If any facts that would constitute termination for Cause are discovered after the Participant’s relationship with the Company or a Related Company has ended, any Option then held by the Participant may be immediately terminated by the Plan Administrator, in its sole discretion.

     (c) A Participant’s transfer of employment or service relationship between or among the Company and any Related Company, or a change in status from an employee to a consultant, agent, advisor or independent contractor or a change in status from a consultant, agent, advisor or independent contractor to an employee, shall not be considered a termination of employment or service relationship for purposes of this Section 7.

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     (d)  The effect of a Company-approved leave of absence on the application of this Section 7 shall be determined by the Plan Administrator, in its sole discretion.

SECTION 8. INCENTIVE STOCK OPTION LIMITATIONS

     Notwithstanding any other provisions of the Plan, and to the extent required by Section 422 of the Code, Incentive Stock Options shall be subject to the following additional terms and conditions:

8.1 Dollar Limitation

     To the extent the aggregate Fair Market Value (determined as of the Grant Date) of Common Stock with respect to which Incentive Stock Options are exercisable for the first time during any calendar year (under the Plan and all other stock option plans of the Company) exceeds $100,000, such portion in excess of $100,000 shall be treated as a Nonqualified Stock Option. In the event the Participant holds two or more such Options that become exercisable for the first time in the same calendar year, such limitation shall be applied on the basis of the order in which such Options are granted.

8.2 Eligible Employees

     Individuals who are not employees of the Company or one of its parent corporations or subsidiary corporations may not be granted Incentive Stock Options.

8.3 Exercise Price

     The exercise price of an Incentive Stock Option shall be at least 100% of the Fair Market Value of the Common Stock on the Grant Date, and in the case of an Incentive Stock Option granted to a Participant who owns more than 10% of the total combined voting power of all classes of the stock of the Company or of its parent or subsidiary corporations (a “Ten Percent Shareholder”), shall not be less than 110% of the Fair Market Value of the Common Stock on the Grant Date. The determination of more than 10% ownership shall be made in accordance with Section 422 of the Code.

8.4 Option Term

     Subject to earlier termination in accordance with the terms of the Plan and the instrument evidencing the Option, the Option Term of an Incentive Stock Option shall not exceed ten years, and in the case of an Incentive Stock Option granted to a Ten Percent Shareholder, shall not exceed five years.

8.5 Exercisability

     An Option designated as an Incentive Stock Option shall cease to qualify for favorable tax treatment as an Incentive Stock Option to the extent it is exercised (if permitted by the terms of the Option) (a) more than three months after the Employment Termination Date if termination was for reasons other than death or disability, (b) more than one year after the Employment Termination Date if termination was by reason of disability, or (c) after the Participant has been

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on leave of absence for more than 90 days, unless the Participant’s reemployment rights are guaranteed by statute or contract.

8.6 Taxation of Incentive Stock Options

     In order to obtain certain tax benefits afforded to Incentive Stock Options under Section 422 of the Code, the Participant must hold the shares acquired upon the exercise of an Incentive Stock Option for two years after the Grant Date and one year after the date of exercise.

     A Participant may be subject to the alternative minimum tax at the time of exercise of an Incentive Stock Option. The Participant shall give the Company prompt notice of any disposition of shares acquired on the exercise of an Incentive Stock Option prior to the expiration of such holding periods.

8.7 Promissory Notes

     The amount of any promissory note delivered pursuant to Section 7.5 in connection with an Incentive Stock Option shall bear interest at a rate specified by the Plan Administrator, but in no case less than the rate required to avoid imputation of interest (taking into account any exceptions to the imputed interest rules) for federal income tax purposes.

8.8 Code Definitions

     For the purposes of this Section 8, “parent corporation,” “subsidiary corporation” and “disability” shall have the meanings attributed to those terms for purposes of Section 422 of the Code.

SECTION 9. STOCK AWARDS

9.1 Grant of Stock Awards

     The Plan Administrator is authorized to make Awards of Common Stock or Awards denominated in units of Common Stock on such terms and conditions and subject to such repurchase or forfeiture restrictions, if any (which may be based on continuous service with the Company or the achievement of performance goals, where such goals may be stated in absolute terms or relative to comparison companies), as the Plan Administrator shall determine, in its sole discretion, which terms, conditions and restrictions shall be set forth in the instrument evidencing the Award. The terms, conditions and restrictions that the Plan Administrator shall have the power to determine shall include, without limitation, the manner in which shares subject to Stock Awards are held during the periods they are subject to restrictions and the circumstances under which repurchase or forfeiture of the Stock Award shall occur by reason of termination of the Participant’s employment or service relationship.

9.2 Issuance of Shares

     Upon the satisfaction of any terms, conditions and restrictions prescribed in respect to a Stock Award, or upon the Participant’s release from any terms, conditions and restrictions of a Stock Award, as determined by the Plan Administrator, the Company shall release, as soon as

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practicable, to the Participant or, in the case of the Participant’s death, to the personal representative of the Participant’s estate or as the appropriate court directs, the appropriate number of shares of Common Stock.

9.3 Waiver of Restrictions

     Notwithstanding any other provisions of the Plan, the Plan Administrator may, in its sole discretion, waive the repurchase or forfeiture period and any other terms, conditions or restrictions on any Stock Award under such circumstances and subject to such terms and conditions as the Plan Administrator shall deem appropriate.

SECTION 10. WITHHOLDING

10.1 General

     The Company may require the Participant to pay to the Company the amount of any taxes that the Company is required by applicable federal, state, local or foreign law to withhold with respect to the grant, vesting or exercise of an Award. The Company shall not be required to issue any Common Stock under the Plan until such obligations are satisfied.

10.2 Payment of Withholding Obligation in Cash or Shares

     The Plan Administrator may permit or require a Participant to satisfy all or part of his or her tax withholding obligations by (a) paying cash to the Company, (b) having the Company withhold from any cash amounts otherwise due or to become due from the Company to the Participant, (c) having the Company withhold a portion of any shares of Common Stock that would otherwise be issued to the Participant having a value equal to the tax withholding obligations (up to the employer’s minimum required tax withholding rate), or (d) surrendering any shares of Common Stock that the Participant previously acquired having a value equal to the tax withholding obligations (up to the employer’s minimum required tax withholding rate to the extent the Participant has held the surrendered shares for less than six months).

SECTION 11. ASSIGNABILITY

     Neither an Award nor any interest therein may be assigned, pledged or transferred by the Participant or made subject to attachment or similar proceedings otherwise than by will or by the applicable laws of descent and distribution, and, during the Participant’s lifetime, such Awards may be exercised only by the Participant. Notwithstanding the foregoing, and to the extent permitted by Section 422 of the Code, the Plan Administrator, in its sole discretion, may permit a Participant to assign or transfer an Award or may permit a Participant to designate a beneficiary who may exercise the Award or receive payment under the Award after the Participant’s death; provided, however, that an Award so assigned or transferred shall be subject to all the terms and conditions of the Plan and those contained in the instrument evidencing the Award.

SECTION 12. ADJUSTMENTS

12.1 Adjustment of Shares

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     In the event, at any time or from time to time, a stock dividend, stock split, spin-off, combination or exchange of shares, recapitalization, merger, consolidation, distribution to shareholders other than a normal cash dividend, or other change in the Company’s corporate or capital structure, including, without limitation, a Related Party Transaction, results in (a) the outstanding shares of Common Stock, or any securities exchanged therefor or received in their place, being exchanged for a different number or kind of securities of the Company or of any other corporation or (b) new, different or additional securities of the Company or of any other corporation being received by the holders of shares of Common Stock of the Company, then the Plan Administrator shall make proportional adjustments in (i) the maximum number and kind of securities subject to the Plan and issuable as Incentive Stock Options as set forth in Section 4 and (ii) the number and kind of securities that are subject to any outstanding Award and the per share price of such securities, without any change in the aggregate price to be paid therefor. The determination by the Plan Administrator as to the terms of any of the foregoing adjustments shall be conclusive and binding. Notwithstanding the foregoing, a dissolution or liquidation of the Company or a Corporate Transaction shall not be governed by this Section 12.1 but shall be governed by Sections 12.2 and 12.3, respectively.

12.2 Dissolution or Liquidation

     To the extent not previously exercised or settled, and unless otherwise determined by the Plan Administrator in its sole discretion, Options and Stock Awards denominated in units shall terminate immediately prior to the dissolution or liquidation of the Company. To the extent a forfeiture provision or repurchase right applicable to an Award has not been waived by the Plan Administrator, the Award shall be forfeited immediately prior to the consummation of the dissolution or liquidation.

12.3 Corporate Transaction

     12.3.1 Options

     (a)  In the event of a Corporate Transaction, except as otherwise provided in the instrument evidencing an Option and except as provided in subsection (b) below, each outstanding Option shall be assumed or an equivalent option or right substituted by the surviving corporation, the successor corporation or its parent corporation, as applicable (the “Successor Corporation”) and such assumed or substituted Option shall continue to vest and become exercisable according to the original vesting schedule of the Option.

     (b)  If in the event of a Corporate Transaction the Successor Corporation refuses to assume or substitute for an Option, then, the Plan Administrator shall notify the Participant in writing or electronically, at least five (5) business days prior to the close of the Corporate Transaction that the Option shall become fully vested and exercisable immediately prior to the date of the Corporate Transaction shall be exercisable only for a specified time period. At the expiration of the time period, the Option shall terminate, provided that the Corporate Transaction is consummated.

     (c)  For the purposes of this Section 12.3, the Option shall be considered assumed or substituted for if following the Corporate Transaction (i) the terms and conditions of each option

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or right are equivalent or more favorable to the Participant than the Option it replaces; and (ii) the option or right confers the right to purchase or receive, for each share of Common Stock subject to the Option immediately prior to the Corporate Transaction, the consideration (whether stock, cash, or other securities or property) received in the Corporate Transaction by holders of Common Stock for each share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares); provided, however, that if such consideration received in the Corporate Transaction is not solely common stock of the Successor Corporation, the Plan Administrator may, with the consent of the Successor Corporation, provide for the consideration to be received upon the exercise of the Option, for each share of Common Stock subject thereto, to be solely common stock of the Successor Corporation substantially equal in fair market value to the per share consideration received by holders of Common Stock in the Corporate Transaction. In addition, if the Options continue with the Company as they were immediately before the Corporate Transaction, such Options shall be considered assumed for purposes of this provision. The determination of the equivalence of the terms and conditions and the value of consideration shall be made by the Plan Administrator and its determination shall be conclusive and binding. If the Plan Administrator determines that the options or rights are not equivalent, then the Options shall become fully vested and exercisable immediately prior to the close of the Corporate Transaction.

     (d)  In the event that the option or rights that are received by Participants in connection with the assumption or substitution of an Option are for shares of publicly traded stock, then the Option shall not be considered assumed or substituted unless the agreement for the Corporate Transaction provides that the stock receivable upon the exercise of such option or rights will be registered and freely tradable within a reasonable time period after the close of the Corporate Transaction (as determined by the Plan Administrator, in its discretion).

     (e)  All Options shall terminate and cease to remain outstanding immediately following the consummation of the Corporate Transaction, except to the extent assumed by the Successor Corporation.

     12.3.2 Stock Awards

     In the event of a Corporate Transaction, except as otherwise provided in the instrument evidencing the Award, the forfeiture provisions to which Stock Awards are subject shall continue with respect to shares of the Successor Corporation that may be issued in exchange for shares of the Company subject to the Stock Awards.

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12.4 Further Adjustment of Awards

     Subject to Sections 12.2 and 12.3, the Plan Administrator shall have the discretion, exercisable at any time before a sale, merger, consolidation, reorganization, liquidation or change of control of the Company, as defined by the Plan Administrator, to take such further action as it determines to be necessary or advisable, and fair and equitable to the Participants, with respect to Awards. Such authorized action may include (but shall not be limited to) establishing, amending or waiving the type, terms conditions or duration of, or restrictions on, Awards so as to provide for earlier, later, extended or additional time for exercise, lifting restrictions and other modifications, and the Plan Administrator may take such actions with respect to all Participants, to certain categories of Participants or only to individual Participants. The Plan Administrator may take such action before or after granting Awards to which the action relates and before or after any public announcement with respect to such sale, merger, consolidation, reorganization, liquidation or change of control that is the reason for such action.

12.5 Limitations

     The grant of Awards shall in no way affect the Company’s right to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

12.6 Fractional Shares

     In the event of any adjustment in the number of shares covered by any Award, each such Award shall cover only the number of full shares resulting from such adjustment.

12.7 Initial Public Offering

     In the event of an Initial Public Offering, the Company shall register the shares subject to Options on a Form S-8 (or any successor form) within a reasonable period of time after the Initial Public Offering.

SECTION 13. FIRST REFUSAL AND REPURCHASE RIGHTS

13.1 First Refusal Rights

     Until the date on which the initial registration of the Common Stock under Section 12(b) or 12(g) of the Exchange Act first becomes effective, the Company shall have the right of first refusal with respect to any proposed sale or other disposition by a Participant of any shares of Common Stock issued pursuant to an Award. Such right of first refusal shall be exercisable in accordance with the terms and conditions established by the Plan Administrator and set forth in the stock purchase agreement evidencing the purchase of the shares.

13.2 Repurchase Rights for Vested Shares

     Until the date on which the initial registration of the Common Stock under Section 12(b) or 12(g) of the Exchange Act first becomes effective, if a Participant ceases to be employed by or provide services to the Company or a Related Company, then all vested shares of Common Stock

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issued pursuant to an Award (whether issued before or after cessation of employment or services) shall be subject to repurchase by the Company, at the Company’s sole discretion, at the Fair Market Value of such shares on the date of such repurchase. The terms and conditions upon which such repurchase right shall be exercisable (including the period and procedure for exercise) shall be established by the Plan Administrator and set forth in the stock purchase agreement evidencing the purchase of the shares.

13.3 Repurchase Rights For Unvested Shares

     The Plan Administrator shall have the discretion to authorize the issuance of unvested shares of Common Stock pursuant to the exercise of an Option. Should the Participant cease to be employed by or provide services to the Company or a Related Company, then all shares of Common Stock issued upon exercise of an Option that are unvested at the time of cessation of employment or service relationship shall be subject to repurchase at the exercise price paid for such shares. The terms and conditions upon which such repurchase right shall be exercisable (including the period and procedure for exercise) shall be established by the Plan Administrator and set forth in the stock purchase agreement evidencing the purchase of the shares.

     Except as otherwise provided in the instrument evidencing the Award, in the event of a Corporate Transaction, the Company’s repurchase rights shall automatically be assigned to the Successor Corporation; provided, however, that such repurchase rights shall automatically lapse if and to the same extent that the vesting schedule for outstanding Options accelerates in connection with the Corporate Transaction.

     The Plan Administrator shall have the discretionary authority, exercisable either before or after a Participant’s Employment Termination Date, to waive the Company’s outstanding repurchase rights with respect to one or more shares purchased or purchasable by the Participant under an Option and thereby accelerate the vesting of such shares in whole or in part at any time.

13.4 General

     The Company may not exercise its first refusal or repurchase rights under Sections 13.1 and 13.2 earlier than six months and one day following the date the shares were purchased by the Participant (or any shorter period sufficient to avoid a charge to the Company’s earnings for financial reporting purposes).

     The Company’s first refusal and repurchase rights under this Section 13 are assignable by the Company at any time.

SECTION 14. MARKET STANDOFF

     In connection with any underwritten public offering by the Company of its equity securities pursuant to an effective registration statement filed under the Securities Act, including the Company’s initial public offering, a person shall not sell, make any short sale of, loan, hypothecate, pledge, grant any option for the purchase of, or otherwise dispose of or transfer for value or otherwise agree to engage in any of the foregoing transactions with respect to any shares issued pursuant to an Award granted under the Plan without the prior written consent of the Company or its underwriters. Such limitations shall be in effect for such period of time as may

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be requested by the Company or such underwriters; provided, however, that in no event shall such period exceed 180 days. The limitations of this Section 14 shall in all events terminate two years after the effective date of the Company’s initial public offering.

     In the event of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares or other change affecting the Company’s outstanding Common Stock effected as a class without the Company’s receipt of consideration, any new, substituted or additional securities distributed with respect to the purchased shares shall be immediately subject to the provisions of this Section 14, to the same extent the purchased shares are at such time covered by such provisions.

     In order to enforce the limitations of this Section 14, the Company may impose stop- transfer instructions with respect to the purchased shares until the end of the applicable standoff period.

SECTION 15. AMENDMENT AND TERMINATION

15.1 Amendment or Termination of Plan

     The Board may suspend, amend or terminate the Plan or any portion of the Plan at any time and in such respects as it shall deem advisable; provided, however, that to the extent required for compliance with Section 422 of the Code or any applicable law or regulation, shareholder approval shall be required for any amendment that would (a) increase the total number of shares available for issuance under the Plan, (b) modify the class of employees eligible to receive Options, or (c) otherwise require shareholder approval under any applicable law or regulation. Any amendment made to the Plan that would constitute a “modification” to Incentive Stock Options outstanding on the date of such amendment shall not, without the consent of the Participant, be applicable to such outstanding Incentive Stock Options but shall have prospective effect only.

15.2 Term of Plan

     The Plan shall have no fixed expiration date; provided, however, that no Incentive Stock Options may be granted more than ten years after the later of (a) the Plan’s adoption by the Board and (b) the adoption by the Board of any amendment to the Plan that constitutes the adoption of a new plan for purposes of Section 422 of the Code.

15.3 Consent of Participant

     The suspension, amendment or termination of the Plan or a portion thereof or the amendment of an outstanding Award shall not, without the Participant’s consent, materially adversely affect any rights under any Award theretofore granted to the Participant under the Plan. Any change or adjustment to an outstanding Incentive Stock Option shall not, without the consent of the Participant, be made in a manner so as to constitute a “modification” that would cause such Incentive Stock Option to fail to continue to qualify as an Incentive Stock Option. Notwithstanding the foregoing, any adjustments made pursuant to Section 12 shall not be subject to these restrictions.

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SECTION 16. GENERAL

16.1 Evidence of Awards

     Awards granted under the Plan shall be evidenced by a written instrument that shall contain such terms, conditions, limitations and restrictions as the Plan Administrator shall deem advisable and that are not inconsistent with the Plan.

16.2 No Individual Rights

     Nothing in the Plan or any Award granted under the Plan shall be deemed to constitute an employment contract or confer or be deemed to confer on any Participant any right to continue in the employ of, or to continue any other relationship with, the Company or any Related Company or limit in any way the right of the Company or any Related Company to terminate a Participant’s employment or other relationship at any time, with or without Cause.

16.3 Issuance of Shares

     Notwithstanding any other provision of the Plan, the Company shall have no obligation to issue or deliver any shares of Common Stock under the Plan or make any other distribution of benefits under the Plan unless, in the opinion of the Company’s counsel, such issuance, delivery or distribution would comply with all applicable laws (including, without limitation, the requirements of the Securities Act), and the applicable requirements of any securities exchange or similar entity.

     The Company shall be under no obligation to any Participant to register for offering or resale or to qualify for exemption under the Securities Act, or to register or qualify under state securities laws, any shares of Common Stock, security or interest in a security paid or issued under, or created by, the Plan, or to continue in effect any such registrations or qualification’s if made.

     To the extent the Plan or any instrument evidencing an Award provides for issuance of stock certificates to reflect the issuance of shares of Common Stock, the issuance may be effected on a noncertificated basis, to the extent not prohibited by applicable law or the applicable rules of any stock exchange. As a condition to the exercise of an Option or any other receipt of Common Stock pursuant to an Award under the Plan, the Company may require (a) the Participant to represent and warrant at the time of any such exercise or receipt that such shares are being purchased or received only for the Participant’s own account and without any present intention to sell or distribute such shares and (b) such other action or agreement by the Participant as may from time to time be necessary to comply with the federal, state and other securities laws. At the option of the Company, a stop-transfer order against any such shares may be placed on the official stock books and records of the Company, and a legend indicating that such shares may not be pledged, sold or otherwise transferred, unless an opinion of counsel is provided (concurred in by counsel for the Company) stating that such transfer is not in violation of any applicable law or regulation, may be stamped on stock certificates to ensure exemption from registration. The Plan Administrator may also require the Participant to execute and deliver to the Company a purchase agreement or such other agreement as may be in use by the Company at such time that describes certain terms and conditions applicable to the shares.

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16.4 No Rights as a Shareholder

     No Option or Stock Award denominated in units shall entitle the Participant to any cash dividend, voting or other right of a shareholder unless and until the date of issuance under the Plan of the shares that are the subject of such Award.

16.5 Compliance With Laws and Regulations

     Notwithstanding anything in the Plan to the contrary, the Plan Administrator, in its sole discretion, may bifurcate the Plan so as to restrict, limit or condition the use of any provision of the Plan to Participants who are officers or directors subject to Section 16 of the Exchange Act without so restricting, limiting or conditioning the Plan with respect to other Participants. Additionally, in interpreting and applying the provisions of the Plan, any Option granted as an Incentive Stock Option pursuant to the Plan shall, to the extent permitted by law, be construed as an “incentive stock option” within the meaning of Section 422 of the Code.

16.6 Participants in Other Countries

     The Plan Administrator shall have the authority to adopt such modifications, procedures and subplans as may be necessary or desirable to comply with provisions of the laws of other countries in which the Company or any Related Company may operate to assure the viability of the benefits from Awards granted to Participants employed in such countries and to meet the objectives of the Plan.

16.7 No Trust or Fund

     The Plan is intended to constitute an “unfunded” plan. Nothing contained herein shall require the Company to segregate any monies or other property, or shares of Common Stock, or to create any trusts, or to make any special deposits for any immediate or deferred amounts payable to any Participant, and no Participant shall have any rights that are greater than those of a general unsecured creditor of the Company.

16.8 Severability

     If any provision of the Plan or any Award is determined to be invalid, illegal or unenforceable in any jurisdiction, or as to any person, or would disqualify the Plan or any Award under any law deemed applicable by the Plan Administrator, such provision shall be construed or deemed amended to conform to applicable laws, or, if it cannot be so construed or deemed amended without, in the Plan Administrator’s determination, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, person or Award, and the remainder of the Plan and any such Award shall remain in full force and effect.

16.9 Choice of Law

     The Plan and all determinations made and actions taken pursuant hereto, to the extent not otherwise governed by the laws of the United States, shall be governed by the laws of the State of Oregon without giving effect to principles of conflicts of law.

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16.10 Appendix Provisions

     Participants who are residents of the State of California shall be subject to the additional terms and conditions set forth in Appendix A to the Plan until such time as the Common Stock becomes a “listed” security under the Securities Act.

SECTION 17. EFFECTIVE DATE

     The effective date is the date on which the Plan is adopted by the Board. If the shareholders of the Company do not approve the Plan within 12 months after the Board’s adoption of the Plan, any Incentive Stock Options granted under the Plan will be treated as Nonqualified Stock Options.

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APPENDIX A
TO THE MOLECULAR PROBES, INC.
2001 STOCK INCENTIVE PLAN
(For California Residents Only)

     This Appendix to the Molecular Probes, Inc. 2001 Stock Incentive Plan (the “Plan”) shall have application only to Participants who are residents of the State of California. Capitalized terms contained herein shall have the same meanings given to them in the Plan, unless otherwise provided in this Appendix. Notwithstanding any provision contained in the Plan to the contrary and to the extent required by applicable law, the following terms and conditions shall apply to all Awards granted to residents of the State of California, until such time as the Common Stock becomes a “listed security” under the Securities Act:

     1.     Nonqualified Stock Options shall have an exercise price that is not less than 85% of the Fair Market Value of the Common Stock at the Grant Date, except that the exercise price shall be at least 110% of the Fair Market Value in the case of any person who owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or its parent or subsidiary corporations.

     2.     The purchase price for any Stock Awards that may be purchased under the Plan (“Stock Purchase Rights”) shall be at least 85% of the Fair Market Value of the Common Stock at the time the Participant is granted the Stock Purchase Right or at the time the purchase is consummated. Notwithstanding the foregoing, the purchase price shall be at least 100% of the Fair Market Value of the Common Stock at the time the Participant is granted the Stock Purchase Right or at the time the purchase is consummated in the case of any person who owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or its parent or subsidiary corporations.

     3.     Options shall have a term of not more than ten years from the Grant Date.

     4.     Awards shall be nontransferable other than by will or the laws of descent and distribution. Notwithstanding the foregoing, and to the extent permitted by Section 422 of the Code, the Plan Administrator, in its discretion, may permit distribution of an Option to an inter vivos or testamentary trust in which the Option is to be passed to beneficiaries upon the death of the trustor (settlor), or by gift to “immediate family” as that term is defined in Rule 16a-l(e) under the Exchange Act.

     5.     Options shall become exercisable at the rate of at least 20% per year over five years from the date the Option is granted, subject to reasonable conditions such as continued employment. However, in the case of an Option granted to officers, directors or consultants of the Company or any of its affiliates, the Option may become fully exercisable, subject to reasonable conditions such as continued employment, at any time or during any period established by the Company or any of its affiliates.

     6.     Unless employment is terminated for Cause, the night to exercise an Option in the event of termination of employment, to the extent that the Participant is otherwise entitled to exercise an Option on the date employment terminates, shall be

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          a. at least six months from the Employment Termination Date if termination was caused by death or Disability; and

          b. at least 30 days from the Employment Termination Date if termination of employment was caused by other than death or Disability;

          c. but in no event later than the remaining term of the Option.

     7.     No Award may be granted to a resident of California more than ten years after the earlier of the date of adoption of the Plan and the date the Plan is approved by the shareholders.

     8.     Any Award exercised before shareholder approval is obtained shall be rescinded if shareholder approval is not obtained within 12 months before or after the Plan is adopted. Such shares shall not be counted in determining whether such approval is obtained.

     9.     The Company shall provide annual financial statements of the Company to each California resident holding an outstanding Award under the Plan. Such financial statements need not be audited and need not be issued to key employees whose duties at the Company assure them access to equivalent information.

     10.     Any right of repurchase on behalf of the Company in the event of a Participant’s termination of employment shall be at a purchase price that is (a) not less than the Fair Market Value of the securities upon termination of employment, and the right to repurchase shall be exercised for cash or cancellation of purchase money indebtedness for the shares within 90 days of termination of employment (or in the case of securities issued upon exercise of Options after the date of termination, within 90 days after the date of the exercise), and the right shall terminate when the Company’s securities become publicly traded; or (b) at the original purchase price, provided that the right to repurchase at the original purchase price lapses at the rate of at least 20% of the shares per year over five years from the date the Option or Stock Purchase Right is granted (without respect to the date the Option or Stock Purchase Right was exercised or became exercisable) and the night to repurchase shall be exercised for cash or cancellation of purchase money indebtedness for the shares within 90 days of termination of employment (or in the case of securities issued upon exercise of Options after the date of termination, within 90 days after the date of the exercise). In addition to the restrictions set forth in clauses (a) and (b), the securities held by an officer, director or consultant of the Company or an affiliate of the Company may be subject to additional or greater restrictions.

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PLAN ADOPTION AND AMENDMENTS/ADJUSTMENTS

SUMMARY PAGE

Date of
Date of Board		Section/Effect	Shareholder
Action	Action	of Amendment	Approval
January 30, 2001	Initial Plan Adoption		January 30, 2001

January 29, 2003	Amendment	12.3, 12.7, 13.1 & 13.2	N/A

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